EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 7, 2005 (“Report”), in the 2004 Annual Report on Form 10-KSB of ANTS software inc. (the “Company”) and we further consent to the incorporation by reference of our Report in the Registration Statements on Form S-8 (No. 333-46766, No. 333-62206 and No. 333-105507) of the Company.

Date: March 10, 2005

/s/ BURR, PILGER & MAYER, LLP

Burr, Pilger & Mayer, LLP